Exhibit 4.6

FOURTH AMENDED AND RESTATED
DECLARATION OF TRUST
AND
TRUST AGREEMENT
OF
WSHARES BITCOIN FUND
Dated as of April 27, 2023
By and Among
WILSHIRE PHOENIX FUNDS LLC
and
DELAWARE TRUST COMPANY

TABLE OF CONTENTS
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ii

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FOURTH AMENDED AND RESTATED DECLARATION OF TRUST
AND TRUST AGREEMENT
This FOURTH AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of WSHARES BITCOIN FUND is made and entered into as of the 27th day of April, 2023, between WILSHIRE PHOENIX FUNDS LLC, a Delaware limited liability company, and DELAWARE TRUST COMPANY, a Delaware corporation, as trustee.
RECITALS
WHEREAS, Wilshire Phoenix Funds LLC and the Trustee have heretofore created a Delaware statutory trust pursuant to the Delaware Trust Statute (as hereinafter defined) by entering into a Trust Agreement dated as of April 29, 2020, and by executing and filing with the Secretary of State of the State of Delaware the Certificate of Trust;
WHEREAS, on April 14, 2021, the Trustee, at the instruction of the Sponsor, filed a Certificate of Amendment to the Certificate of Trust amending the Trust’s name from “Bitcoin Commodity Trust” to “wShares Bitcoin Commodity Trust”;
WHEREAS, on February 4, 2022, the Trustee, at the instruction of the Sponsor, filed a Certificate of Amendment to the Certificate of Trust amending the Trust’s name from “wShares Bitcoin Commodity Trust” to “wShares Bitcoin Fund”;
WHEREAS, on February 11, 2022, the Trustee and the Sponsor entered into an Amended and Restated Declaration of Trust and Trust Agreement,  on July 15, 2022, the Trustee and the Sponsor entered into a Second Amended and Restated Declaration of Trust and Trust Agreement, and on September 23, 2022, the Trustee and the Sponsor entered into a Third Amended and Rested Declaration of Trust and Trust Agreement (the “Existing Agreement”);
WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in its entirety and to provide for the matters set forth herein;
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Existing Agreement in its entirety and agree as follows:
ARTICLE I

DEFINITIONS; THE TRUST
SECTION 1.1  Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:
“Additional Trust Expenses” has the meaning set forth in Section 10.3.

“Administration Agreement” means the agreement between the Trust and the Administrator which sets forth the obligations and responsibilities of the Administrator in respect of the administration, accounting and recordkeeping of the Trust.
“Administrator” means UMB Fund Services, Inc., together with its permitted successors and assigns, or any other Person from time to time engaged by the Trust to assist in the administration of the Trust.
“Administrator Fee” means the fee payable to the Administrator for services it provides to the Trust, which shall be paid to the Administrator as a Sponsor-paid Expense.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Second Amended and Restated Declaration of Trust and Trust Agreement, as the same may be amended, restated, amended and restated or otherwise modified from time to time.
“Auditor” means Citrin Cooperman & Company, LLP, together with its permitted successors and assigns, or any other Person from time to time engaged by the Trust to assist with auditing the Trust.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended.
“Beneficial Owner” means any Person owning a beneficial interest in any Shares, including a person who holds Shares through or on behalf of any Shareholder.
 “bitcoin” means a digital asset based on the cryptographic protocols used by the decentralized, peer-to-peer bitcoin computer network.
“Bitcoin Custodian” means Fidelity Digital Asset Services, LLC, together with its permitted successors and assigns, or any other Person from time to time engaged by the Trust to assist with custody of the Trust’s bitcoin.
 “Bitcoin Custodian Fee” means the fees payable to the Bitcoin Custodian pursuant to the Bitcoin Custody Agreement for the services it provides to the Trust.
“Bitcoin Custody Agreement” means the agreement between the Trust and the Bitcoin Custodian which sets forth the obligations and responsibilities of the Bitcoin Custodian in respect of the safekeeping of the Trust’s bitcoin, as the same may be amended from time to time.

“Bitcoin Holdings” means the value of bitcoin, as determined by reference to the Bitcoin Reference Rate, and cash held by the Trust less the Trust’s expenses and other liabilities determined in accordance with Section 9.5.
“Bitcoin Holdings per Share” means the Trust's Bitcoin Holdings divided by the number of outstanding Shares.
“Bitcoin Network” means the online, end-user-to-end-user network hosting the public transaction ledger, known as the Blockchain, and the source code comprising the basis for the cryptographic and algorithmic protocols governing the Bitcoin Network.
“Bitcoin Price” means (i) with respect to the determination of Bitcoin Holdings in accordance with Section 9.5, the price of bitcoin that is based on the Bitcoin Reference Rate, and (ii) with respect to the determination of GAAP NAV, the price of bitcoin that is based on the Trust’s principal market.
“Bitcoin Reference Rate” means the CME CF BRR or, if the CME CF BRR ceases to be published, the rate determined in accordance with the cascading rules set forth in Section 9.5(c).
“Blockchain” means the public transaction ledger of the Bitcoin Network on which miners or mining pools solve algorithmic equations allowing them to add records of recent transactions (called “blocks”) to the chain of transactions in exchange for an award of bitcoin from the Bitcoin Network and the payment of transaction fees, if any, from users whose transactions are recorded in the block being added.
“Business Day” means any day other than a Saturday or a Sunday on which the New York Stock Exchange is scheduled to be open for business and, in respect of any action to be taken by the Trustee, on which the Trustee is scheduled to be open for business.
“Cash Custody Agreement” means the agreement between the Trust and the Cash Custodian which sets forth the obligations and responsibilities of the Cash Custodian in respect of the safekeeping of the Trust’s cash, as the same may be amended from time to time.
“Cash Account” means an account maintained by the Cash Custodian in the name of the Trust pursuant to the Cash Custody Agreement, in which U.S. dollars will be held.
“Cash Custodian” means UMB Bank, N.A., together with its permitted successors and assigns, or any other Person from time to time engaged by the Trust to assist with custody of the Trust’s U.S. dollars.
“Cash Custodian Fee” means the fee payable to the Cash Custodian for the services it provides to the Trust.
“Certificate of Trust” means the Certificate of Trust of the Trust in the form filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute, as amended or restated from time to time, attached hereto as Exhibit A.
“CFTC” means the Commodity Futures Trading Commission.

“CME CF BRR” means the Chicago Mercantile Exchange Bitcoin Reference Rate.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Constituent Platforms” means the trading venues approved by the CME CF Cryptocurrency Pricing Products Oversight Committee to serve as a pricing source for the calculation of the CME CF BRR. As of the date of this Agreement, the following trading venues are Constituent Platforms: Bitstamp, Coinbase Pro, itBit, Kraken, Gemini and LMAX Digital.
“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 251 Little Falls Drive, Wilmington, DE 19808, Attention:  Corporate Trust Administration.
“Covered Person” means the Sponsor, its Affiliates, any authorized signatory of the Trust and their respective members, managers, directors, officers, employees, agents and controlling persons.
“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.
“DTC” means The Depository Trust Company.
“DTC Participant” means a direct participant in DTC, such as a bank, broker, dealer or trust company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means the entity appointed by the Trust to act as escrow agent in connection with a Share Placement.
“Exchange Act” means The Securities Exchange Act of 1934, as amended.
“Expenses” has the meaning set forth in Section 2.4(a).
“FinCEN” means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.
“Fiscal Year” has the meaning set forth in Section 9.7.
“GAAP” means U.S. generally accepted accounting principles.
“GAAP NAV” means the value of bitcoin, as determined by reference to the Trust’s primary market in accordance with GAAP, and cash held by the Trust less the Trust’s expenses and other liabilities.
“GAAP NAV per Share” means the Trust's GAAP NAV divided by the number of outstanding Shares.

“Indemnified Persons” has the meaning assigned to such term in Section 2.4(a).
“Indirect Participants” means those banks, brokers, dealers, trust companies and others who maintain, either directly or indirectly, a custodial relationship with a DTC Participant.
“Initial Issuance Date” means the date on which the initial issuance of Shares occurs.
“IRS” means the U.S. Internal Revenue Service.
“Liquidating Trustee” has the meaning assigned thereto in Section 13.2.
“Minimum Redemption Size” means 1,000 Shares.
“OTCQX” shall mean OTC Markets Group, Inc.’s OTCQX Best Marketplace.
“Partnership Representative” has the meaning assigned thereto in Section 1.6(b).
“Partnership Representative Agreement” means the agreement entered into between the Partnership Representative and the Trust which sets forth the obligations and responsibilities of the Partnership Representative in respect of the Trust’s tax audits, as the same may be amended from time to time.
“Partnership Representative Fee” means the fee payable to the Partnership Representative for services it provides to the Trust.
“Percentage Interest” means a fraction, the numerator of which is the number of any Shareholder’s Shares and the denominator of which is the total number of Shares of the Trust outstanding as of the date of determination.
“Person” means an individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or other entity, including any government agency, commission, board, department, bureau or instrumentality.
“Record Date” means, with respect to (i) any distribution to Shareholders to be made pursuant to this Agreement upon a redemption of Shares, the applicable Redemption Date, (ii) any distribution to Shareholders to be made pursuant to this Agreement upon termination of the Trust, the date that is two (2) Business Days prior to the date of such termination, or (iii) any vote of Shareholders pursuant to this Agreement, the date established by the Sponsor or the Administrator, as applicable, for determining who is a Shareholder entitled to such voting right.
“Redemption Cut-off Date” means the fifth (5th) Business Day prior to a Redemption Date.
“Redemption Date” means the last Business Day of each month.
“Redemption Order” means a written notice delivered by a Shareholder to the Administrator and the Transfer Agent pursuant to Section 5.1(a) in connection with a redemption of its Shares, the form of which is attached to the Registration Statement.

“Register” means the books and records of the Transfer Agent in which the ownership of Shares by each Shareholder will be registered.
“Registration Statement” means a registration statement of the Trust under the Securities Act to register the Trust’s Shares as filed with the SEC from time to time, as the same may at any time and from time to time be amended or supplemented.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Secondary Market” means any marketplace or other alternative trading system, as determined by the Sponsor, on which the Shares may then be listed, quoted or traded, including but not limited to, the OTCQX.
“Service Providers” means the Trustee, the Administrator, the Cash Custodian, the Bitcoin Custodian, the Transfer Agent, the Partnership Representative and any other service provider appointed by the Trust to provide delegated services on behalf of the Trust.
“Service Provider Agreements” means this Agreement, the Administration Agreement, the Cash Custody Agreement, the Bitcoin Custody Agreement, the Transfer Agent Services Agreement, the Partnership Representative Agreement and any other agreement entered into with a Service Provider from time to time.
“Shareholder” means the Person in whose name a Share is registered in the books and records of the Trust by the Transfer Agent, which, in the case of any Share registered in DTC, shall be DTC or its nominee, as applicable.
“Shares” means the common units of fractional undivided beneficial interest in, and ownership of, the Trust.
“Share Placement” has the meaning set forth in Section 3.2(a).
“Sponsor” means Wilshire Phoenix Funds LLC or any substitute therefor as provided herein, or any successor thereto by merger, consolidation or operation of law.
“Sponsor Fee Basis Amount” has the meaning set forth in Section 9.5(b)(v).
“Sponsor-paid Expense” and “Sponsor-paid Expenses” have the meanings set forth in Section 10.2.
“Sponsor’s Fee” has the meaning set forth in Section 10.1.
“Subscription Agreement” means a subscription agreement of the Trust executed by a Shareholder, as it may be amended or supplemented from time to time in accordance with its terms.
“Suspension Event” has the meaning set forth in Section 6.1.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc. together with its successors and assigns, or any other Person from time to time engaged by the Trust to assist with transfer agency services for the Trust.
“Transfer Agent Fee” means the fee (if any) payable to the Transfer Agent for services it provides to the Trust.
“Transfer Agent Services Agreement” means the Agreement between the Transfer Agent and the Trust governing the Transfer Agent's duties and obligations, as the same may be amended from time to time.
“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.
“Trust” means the wShares Bitcoin Fund, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Agreement.
“Trustee” means Delaware Trust Company, its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as trustee of the Trust.
“Trustee Fee” has the meaning set forth in Section 2.3.
“Trust Estate” means the assets of the Trust, which are comprised solely of bitcoin and U.S. Dollars held by or on behalf of the Trust.
“Website” means www.wshares.com or such other website as may be designated by the Sponsor from time to time.
SECTION 1.2  Name.  The name of the Trust is the “wShares Bitcoin Fund” in which name the Trustee and the Sponsor cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust. Without limiting the foregoing, and for the avoidance of doubt, any member of the Sponsor that is appointed by the Sponsor as an authorized signatory of the Trust may execute contracts and other instruments in the name and on behalf of the Trust.
SECTION 1.3  Delaware Trustee; Offices.
(a)   The sole Trustee of the Trust is Delaware Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Shareholders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address.
(b)   The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at 2 Park Avenue, 20th Floor, New York, New York 10016.

SECTION 1.4  Declaration of Trust. The Trust Estate shall be held in trust for the Shareholders. It is the intention of the parties hereto that the Trust constitute a statutory trust under the Delaware Trust Statute and that this Agreement constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that is treated as a partnership for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. Nothing in this Agreement shall be construed to make the Shareholders partners or members of a joint stock association. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.
SECTION 1.5  Purposes and Powers. The purpose of the Trust is for the Shares to closely reflect the value of bitcoin, as determined by reference to the Bitcoin Price, and cash held by the Trust less the Trust’s expenses and other liabilities. The Trust shall be authorized to (i) issue Shares for U.S. dollars through Share Placements, (ii) purchase bitcoin from net proceeds received in connection with the issuance of Shares, (iii) pay the Sponsor’s Fee and any Additional Trust Expenses in U.S. dollars and sell bitcoin as necessary to pay the Sponsor’s Fee and any Additional Trust Expenses, (iv) redeem Shares for U.S. Dollars (and therefore sell bitcoin as necessary) pursuant to Article V, (v) sell bitcoin upon the termination of the Trust and to distribute the proceeds of such sales in accordance with Section 13.2, and (vi) engage in activities that are necessary to accomplish the foregoing activities or are incidental thereto or connected therewith. The Sponsor, on behalf of the Trust, shall also be authorized to cause the sale of the Trust’s assets if the Sponsor determines that such sale is required by applicable law or regulation or in connection with the termination and liquidation of the Trust.  The Trust shall not engage in any other business activity and shall not acquire or own any assets other than bitcoin and/or U.S. dollars as provided in this Agreement or take any of the actions set forth in Section 7.3.
SECTION 1.6  Tax Treatment.
(a)   The Trust shall be treated as a partnership for U.S. federal, state and local tax purposes, and the Auditor shall timely file any and all forms required to give effect to such treatment. Each Shareholder shall be treated as a partner of the Trust for all U.S. federal, state and local tax purposes and shall not take a position on his or her U.S. federal, state or local tax or information returns that is inconsistent with such treatment. Each Shareholder shall provide the Sponsor and the Auditor with the information required by Section 6031(c) of the Code and the information required by Treasury Regulation Section 1.743-1(k) timely and shall provide such other information or certifications as the Sponsor or the Auditor reasonably requires for tax purposes and reasonably requests. The Auditor will timely prepare and file a partnership information return (IRS Form 1065) with the IRS for each taxable year of the Trust and will report to each Shareholder his or her allocable share of items of income, gain, loss, deduction, expense and credit of the Trust on Schedule K-1 to IRS Form 1065.

(b)   Corporation Service Company shall be designated, in the manner prescribed by applicable law, as the partnership representative, within the meaning of Section 6223(a) of the Code, and is authorized to act on behalf of the Trust in respect of Trust audits relating to tax returns filed for taxable years beginning after December 31, 2021 (the “Partnership Representative”).  In the event the Trust shall be the subject of an income tax audit by any federal, state or local authority, including administrative settlement and judicial review, the Partnership Representative shall be authorized to act for, and its decision shall be final and binding upon, the Trust and each Shareholder.  The Partnership Representative shall have the authority to make, or cause to be made, all relevant decisions and elections, including, with respect to audits relating to tax returns filed for taxable years beginning after December 31, 2021, an election under Section 6226 of the Code, as then in effect, and any similar elections under state or local law.  All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Trust.
(c)   Each Shareholder agrees that it shall not, except as required by applicable law, (i) treat, on its own income or information tax returns or any information returns that it provides to any broker, nominee or beneficial owner in respect of its Shares, any item of income, gain, loss, deduction, credit, basis or any other tax item relating to its Shares in a manner inconsistent with the treatment of such items by the Trust as reflected on the Schedule K-1 to IRS Form 1065 or other information statement furnished to such Shareholder pursuant to this Section 1.6 or (ii) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.
SECTION 1.7  Legal Title.  Legal title to all of the Trust Estate shall be vested in the Trust as a separate legal entity.
ARTICLE II

THE TRUSTEE
SECTION 2.1  Term; Resignation; Removal.
(a)   Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Trust Statute that the Trust have at least one trustee with a principal place of business in Delaware. The Trust shall have only one Trustee unless otherwise determined by the Sponsor. The Trustee shall serve for the duration of the Trust until the earlier of (i) the effective date of the Trustee’s resignation or (ii) the effective date of the removal of the Trustee. The Trustee shall at all times satisfy the requirements of Section 3807(a) of the Delaware Trust Statute, be authorized to exercise corporate trust powers under the laws of Delaware and be subject to supervision or examination by federal or state authorities. In case at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Section 2.1, the Trustee shall resign promptly in the manner and with the effect specified in this Article II. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor and any fees and expenses due to the outgoing Trustee are paid. The Trustee may have normal banking and trust relationships with the Sponsor and their respective affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust or (iii) any affiliate of any of them may be the Trustee hereunder. The Trust shall have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and no such duties shall be implied. The Trustee shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust.

(b)   The Trustee is permitted to resign upon at least thirty (30) days’ written notice to the Trust and the Sponsor; provided, however, such resignation shall not be effective until such time as a successor Trustee has been appointed by the Sponsor and has accepted such appointment in writing.
(c)   If at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Agreement, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Sponsor may, immediately upon notice to the Trustee, remove the Trustee and appoint a successor Trustee. Without limiting the foregoing, the Sponsor may at any time, upon at least ten (10) days’ prior notice to the Trustee, remove the Trustee and appoint a successor Trustee.
SECTION 2.2  Powers. Except to the extent expressly set forth in Section 1.3 and this Article, the duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Trust Statute. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. Other than the foregoing, the Trustee shall have no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity.
SECTION 2.3  Compensation of the Trustee.  The Trustee shall be entitled to receive, as a Sponsor-paid Expense, fees for its services hereunder as set forth in such schedules as shall have been separately agreed to from time to time by the Trustee and the Trust (the “Trustee Fee”), which shall be payable in U.S. dollars.  To the extent that any funds are received by the Trustee, the Trustee may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Trustee is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments; provided, however that, notwithstanding anything contained herein to the contrary, in no event shall the Trustee be entitled to invest any cash held by it in any investments, money market accounts or other sweep vehicles, and instead shall only be entitled to hold such cash in a demand deposit account or trust account that does or does not bear interest.
SECTION 2.4  Indemnification.

(a)   The Trust shall indemnify and hold harmless the Trustee and any of the officers, affiliates, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities (including liabilities under state or federal securities laws), claims, actions, suits, costs, reasonable expenses, disbursements (including the reasonable fees and expenses of counsel generally and in connection with its enforcement of its indemnification rights), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons in connection with the execution or delivery of this Agreement, the performance of its obligations under this Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that (i) the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person in connection with its express duties or obligations hereunder and (ii) any such indemnification will be recoverable only from the Trust Estate; provided however that, to the extent that the Trust has not satisfied any indemnification obligation set forth in the foregoing sentence with respect to Expenses of any Indemnified Persons, by the thirtieth (30th) day following written demand therefor, the Sponsor shall indemnify and hold harmless such Indemnified Persons from and against any and all Expenses and shall pay on demand any such Expenses which remain unpaid.  For the avoidance of doubt, the Trustee may consult with counsel (who may be counsel for the Trust or the Sponsor).  The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Trustee pursuant to this Section 2.4; provided that no such fees shall be payable to the extent that they are incurred as a result of an Indemnified Person’s gross negligence, bad faith or willful misconduct.  As security for any amounts owing to the Trustee under this Section 2.4, the Trustee shall have a lien against the Trust property, which lien shall be senior to the lien of the Sponsor under Section 7.7.  For the avoidance of doubt, all Expenses to any Indemnified Persons shall be payable in U.S. dollars.
(b)   The obligations of the Trust and the Sponsor to indemnify the Indemnified Persons under this Section 2.4 shall survive the resignation or removal of the Trustee and the termination of this Agreement.
SECTION 2.5  Successor Trustee.  Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee. Any successor Trustee shall be eligible to act in such capacity in accordance with this Agreement, including satisfaction of the requirements of Section 3807 of the Delaware Trust Statute. Following compliance with this Section 2.5, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Agreement, with like effect as if originally named as Trustee, and shall notify the outgoing Trustee of its acceptance of such appointment by providing a written instrument to the outgoing Trustee. At such time, the outgoing Trustee shall be discharged of its duties and obligations under this Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, to the fullest extent permitted by law without the execution or filing of any paper or any further act on the part of any of the parties hereto. If the Trustee resigns and no successor Trustee is appointed within forty-five (45) days after the Trustee notifies the Sponsor of its resignation, the Trustee may petition a court of competent jurisdiction to appoint a successor Trustee.

SECTION 2.6  Liability of Trustee. Except as otherwise provided in this Article II, in accepting the trust created hereby, Delaware Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be personally liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own gross negligence, bad faith or willful misconduct in connection with its express duties or obligations hereunder. In particular, but not by way of limitation:
(a)   The Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;
(b)   The Trustee shall have no personal liability or responsibility for the validity or sufficiency of this Agreement or for the due execution hereof by the Sponsor;
(c)   The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Transfer Agent, the Administrator, the Bitcoin Custodian, the Cash and Treasury Custodian or any other Person;
(d)   The Trustee shall have no duty or obligation to supervise the performance of any obligations of the Sponsor, the Transfer Agent, the Administrator, the Bitcoin Custodian, the Cash and Treasury Custodian or any other Person;
(e)   No provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
(f)   Under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement or indebtedness of the Trust arising under this Agreement or any other agreements to which the Trust is a party;
(g)   The Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages for a breach of this Agreement under any circumstances; and
(h)   The Trustee shall not be obligated to give any bond or other security for the performance of any of its duties under this Agreement.
SECTION 2.7  Reliance; Advice of Counsel.

 (a)   In the absence of bad faith, the Trustee shall incur no liability to anyone in acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that such resolution is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed in this Agreement, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor or the Administrator, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.
(b)   In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Agreement, the Trustee (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith and with due care and (ii) may consult with counsel, accountants and other skilled professionals to be selected by it in good faith  and with due care and employed by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the written opinion or advice of any such counsel, accountant or other such skilled professionals.
SECTION 2.8  Payments to the Trustee. Any amounts paid to the Trustee pursuant to this Article II shall be deemed not to be a part of the Trust Estate immediately after such payment. Any amounts owing to the Trustee under this Agreement shall constitute a claim against the Trust Estate.
ARTICLE III

SHARES; ASSETS AND LIABILITIES OF TRUST; DISTRIBUTIONS
SECTION 3.1  General. The Shares shall represent fractional undivided beneficial interests in, and ownership of, the Trust.  The Sponsor shall have the power and authority, in its sole discretion, without action or approval by the Shareholders, to cause the Trust to issue Shares from time to time. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional Shares. The Trust shall issue Shares solely in exchange for cash in U.S. dollars. The minimum initial investment for Shares shall be $25,000 and investments in excess thereof shall be in integral multiples of $1,000.  All Shares when so issued shall be fully paid and non-assessable. The Shares shall be unrestricted, registered Shares and, subject to Section 3.3, DTC shall act as securities depository for such Shares.  Every Shareholder, by virtue of having purchased or acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Agreement.

SECTION 3.2  Offer of Shares.
(a)   The initial Shares sold by the Trust will be sold through underwriters, placement agents or distributors (a “Share Placement”).
(b)   From time to time, at the sole discretion of the Sponsor, the Trust may issue additional Shares after the Initial Issuance Date. Additional Shares issued after the Initial Issuance Date will be sold through Share Placements.  Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Trust offer any additional Shares in violation of applicable law, including but not limited to Regulation M promulgated under the Exchange Act.  The Sponsor shall from time to time and in consultation with counsel determine whether the period during which the Trust may not offer additional Shares to comply with Regulation M should be adjusted, and may make any adjustments necessary under or permitted by Regulation M.
(c)   In connection with the issuance of Shares by the Trust pursuant to Share Placements hereunder, the Sponsor shall coordinate with the Transfer Agent to effect the issuance of Shares in accordance with the terms of such Share Placements. Shares sold in a Share Placement after the Initial Issuance Date will be issued at a price determined so that the net proceeds received by the Trust are at least equal to the most recently calculated Bitcoin Holdings per Share immediately prior to, or upon, the determination of the pricing of such issuance pursuant to the applicable agreement between the Trust and the underwriter, placement agent or distributor, as applicable.
(d)   The Escrow Agent shall establish and maintain an account into which the applicable underwriter, placement agent or distributor shall deposit, in U.S. dollars, the amounts sold or placed by the applicable underwriter, placement agent of distributor in accordance with the terms and provisions of the agreements governing the Share Placement. Any net proceeds with respect to the issuance of Shares shall be used to purchase bitcoin on the date such Shares are issued.  The Sponsor and the applicable Service Providers shall use commercially reasonable efforts to complete the purchase of bitcoin contemplated on the date such Shares are issued, provided that if any such purchases are unable to be made on the date such Shares are issued then such purchases shall be made as soon as practicable thereafter.
SECTION 3.3  Book-Entry-Only System.
(a)   Shares issued shall be held in electronic format through a book entry system. Individual certificates shall not be issued for the Shares. The Register of Shareholders shall be maintained by the Transfer Agent. Subject to the applicable terms and provisions of this Agreement and compliance by the applicable Shareholders, DTC Participants, Indirect Participants and Persons holding interests through DTC Participants or Indirect Participants, as the case may be, with all applicable procedures of the Transfer Agent and DTC, DTC shall act as depository for the Shares.  In the case of issuance of Shares, the Transfer Agent shall, at the direction of the Sponsor, designate to DTC the applicable accounts to be credited.
(b)   With respect to the Shares, the provisions of this Section 3.3(b) and, to the extent applicable, Section 3.3(c), shall govern such Shares.  Beneficial ownership of Shares shall be limited to DTC Participants, Indirect Participants and Persons holding interests in Shares through DTC Participants and Indirect Participants. Upon the issuance, transfer or redemption of Shares, the Transfer Agent shall credit or debit, on DTC’s book-entry registration and transfer system, the amount of such Shares to the accounts of the appropriate DTC Participants. Owners of beneficial interests in Shares shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by DTC (with respect to DTC Participants), the records of the applicable DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to interests of Persons that are not DTC Participants or Indirect Participants).

(c)   Owners of beneficial interests in Shares not reflected in the Register shall not have any rights either under this Agreement or under any Share held on their behalf by DTC or the applicable registered Shareholder, as the case may be. The Shareholder of any Share as reflected in the Register may be treated by the Trust, the Sponsor, the Transfer Agent, the Administrator and any agent of the foregoing as the absolute owner of such Share for all purposes whatsoever. The rights of the owners of beneficial interests in the Shares, if not the registered Shareholder in the Register, shall be exercised only through DTC or such registered Shareholder, as applicable, and shall be limited to those established by law and agreements between such owners of beneficial interests in such Shares and DTC or the applicable registered Shareholder, as the case may be.  Notwithstanding the foregoing, nothing shall prevent the Trust, the Sponsor, the Transfer Agent, the Administrator or any agent of the foregoing from giving effect to any written certification, proxy or other authorization furnished by DTC or such other registered Shareholder, or impair, as between DTC or such other registered Shareholder, and owners of beneficial interests in the subject Shares, the operation of customary practices of DTC or such other registered Shareholder governing the exercise of the rights of an owner of a beneficial interest in a Share. DTC or such other registered Shareholder may grant proxies and otherwise authorize any Person, including the owners of beneficial interests in the Shares and Persons that may hold interests through such owners, to take any action which a Shareholder is entitled to take under this Agreement or the Shares. None of the Trust, the Sponsor, the Transfer Agent or the Administrator shall have any responsibility or liability for any actions taken or not taken by DTC or any other Shareholder. The Trust, the Sponsor, the Transfer Agent and the Administrator shall each be fully protected in relying upon information furnished by DTC or a registered Shareholder with respect to its agent members and other members, participants and any beneficial owners, as applicable.
(d)   If DTC has notified the Trust, the Sponsor or the Transfer Agent that it (i) is unwilling or unable to continue as the depositary for the Shares, or (ii) has ceased to be a clearing agency registered under the Exchange Act, as amended, at a time when DTC is required to be registered to act as depositary, the Sponsor shall seek a replacement for DTC to perform comparable functions at a comparable cost (which, for the avoidance of doubt, may include the Register maintained by the Transfer Agent), or if a replacement is not engaged, the Sponsor may act to terminate the Trust.
(e)   The Transfer Agent shall coordinate and cooperate with DTC in respect of any matters involving the Shares.
SECTION 3.4  Assets of the Trust.  The Trust Estate shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and shall be so recorded upon the books of account of the Trust.

SECTION 3.5  Liabilities of the Trust.  The Trust Estate shall be charged with the liabilities of the Trust and with all expenses, costs and charges attributable to the Trust.  The Administrator, to the extent not inconsistent with applicable law, shall determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.
SECTION 3.6  Distributions.  Shareholders shall only be entitled to distributions in respect of their Shares upon either a redemption by such Shareholder or upon termination of the Trust.  All such distributions shall be made to the applicable Shareholder(s) as of the applicable Record Date and shall be made in cash.
SECTION 3.7  Voting Rights.  Notwithstanding any other provision hereof, on each matter for which Shareholders are entitled to vote pursuant to the express provisions of this Agreement, each Shareholder as of the applicable Record Date shall be entitled to a proportionate vote based upon its Percentage Interest as of the applicable Record Date.
SECTION 3.8  Equality.  All Shares shall represent an equal proportionate beneficial interest in the Trust Estate subject to the liabilities of the Trust, and each Share’s interest in the Trust Estate shall be equal to each other Share.
ARTICLE IV

TRANSFERS OF SHARES
SECTION 4.1  General.
(a)   Beneficial owners of interests in Shares that are not DTC Participants may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which such Beneficial Owners hold their interests to transfer such Shares.
(b)   Beneficial Owners of interests in Shares that are DTC Participants may transfer such Shares by instructing DTC in accordance with the rules of DTC.
(c)   Transfers of Shares will be made in accordance with standard securities industry practice, subject to the applicable Shareholder complying with any applicable procedures of DTC and providing any documentation that DTC, or any applicable Service Provider of the Trust, in its sole discretion deems necessary.
ARTICLE V

REDEMPTION OF SHARES
SECTION 5.1  Redemption of Shares.  Subject to (i) the right of the Sponsor, on behalf of the Trust, to suspend redemptions upon the occurrence or during the continuation of a Suspension Event in accordance with Section 6.1, and (ii) Sections 5.2 and 5.3 below, a Shareholder may redeem all or a portion (subject to the Minimum Redemption Size) of its Shares on the last Business Day of each month for cash as follows:

(a)   A Shareholder’s DTC Participant must complete a Redemption Order, which must include a valid signature guarantee, and deliver the Redemption Order to the Administrator and the Transfer Agent in accordance with the delivery instructions set forth in the Redemption Order form by no later than 4:00 p.m., New York time, on the Redemption Cut-Off Date;
(b)   Upon receipt of a Redemption Order from a Shareholder’s DTC Participant, the Administrator shall review the Redemption Order and determine within one (1) Business Day of its receipt whether:
(i)   such Redemption Order has been properly and fully completed by the Shareholder’s DTC Participant and contains a valid signature guarantee, in which case it shall forward such Redemption Order to the Sponsor and send a confirmation of receipt to the Shareholder’s DTC Participant; or
(ii)   such Redemption Order is incomplete, improperly completed, for less than the Minimum Redemption Size, does not contain a valid signature guarantee, not delivered in accordance with the instructions set forth in the Redemption Order form or received after 4:00 p.m., New York time, on the Redemption Cut-Off Date, in which case such Redemption Order shall be rejected by the Administrator and returned to the Shareholder’s DTC Participant.
(c)   Two (2) Business Days prior to the Redemption Date, the Administrator shall provide to each of the Sponsor and the Transfer Agent a report of the Shares being redeemed on such Redemption Date broken down by DTC Participant.  Such report shall include the following information, together with any additional information reasonably requested to be provided by the Sponsor or the Transfer Agent and agreed to be provided by the Administrator (i) the name and DTC Participant number for such DTC Participant redeeming Shares, and (ii) the number of Shares to be redeemed by such DTC Participant;
(d)   One (1) Business Day prior to the Redemption Date:
(i)   by no later than 4:00 p.m., New York time, the Shareholder’s DTC Participant shall deliver the Shares to be redeemed by submitting a Deposit/Withdrawal At Custodian instruction (a “DWAC”) through the facilities of DTC;
(ii)   the Transfer Agent shall (1) based on instruction from the Sponsor, withdraw the Shares received via DWAC instruction from the applicable DTC Participants redeeming Shares, and (2) provide a report to the Administrator and the Sponsor detailing the Shares that were withdrawn from DTC (the “Withdrawn Shares”) broken down by DTC Participant; and

(iii)   the Administrator shall determine the number of bitcoin to be sold in order to have sufficient cash to pay each DTC Participant for its redeemed Shares and notify the Sponsor who shall confirm such determination.
In the event that a DWAC is improperly submitted, including without limitation if either: (i) the total Shares delivered by a DTC Participant via DWAC instruction by 4:00 p.m., New York time, on the Business Day prior to the Redemption Date does not match the total Shares listed on such DTC Participant’s Redemption Order, (ii) a DTC Participant delivers Shares for cancellation via DWAC instruction but did not complete and timely submit a Redemption Order that was confirmed by the Administrator, or (iii) incorrect information is included in the DTC Participant’s Redemption Order or in the DWAC instruction, then, in each case, such Shares shall not be cancelled or redeemed and shall instead remain outstanding;
(e)   On the Redemption Date:
(i)   the Transfer Agent shall (1) cancel the Withdrawn Shares at the instruction of the Sponsor, and (2) provide a report to the Sponsor and the Administrator detailing the cancelled Shares broken down by DTC Participant; and
(ii)   the Administrator shall (1) provide the Bitcoin Holdings per Share to the Transfer Agent so that the Transfer Agent can perform the calculations stated in Section 5.1(e)(i) above, and (2) instruct the Bitcoin Custodian to transfer to a third party broker or dealer an amount of bitcoin necessary to receive sufficient cash to pay the redemption amount due to each redeeming DTC Participant.
(f)   On the Business Day following the Redemption Date, the Transfer Agent shall (i) calculate the cash value of the Withdrawn Shares for each DTC Participant, which shall be based on the Bitcoin Holdings per Share on the Redemption Date and the number of Shares to be redeemed by such DTC Participant, and (ii) provide a report to the Sponsor and the Administrator detailing the cash value of the Withdrawn Shares for each DTC Participant.
(g)   Subject to Section 5.5(b), within five (5) Business Days after the Redemption Date, the Transfer Agent shall instruct the Cash Custodian to, and the Cash Custodian based upon such instruction shall, distribute cash to each DTC Participant in respect of their redeemed Shares.
SECTION 5.2  Right to Reject Redemption.  The Administrator shall reject a Redemption Order if it is not completed or in proper form or if the Sponsor determines that fulfillment of the order might be unlawful. The Administrator shall notify the Sponsor prior to any rejection of a Redemption Order.
SECTION 5.3  Other Redemption Procedures.
(a)   Redemptions shall be deemed to occur on a “first-in first-out” basis (FIFO) among Shares held by a particular Shareholder.
(b)   The redemption of Shares shall also be subject to compliance with all applicable requirements and procedures of the Transfer Agent and DTC.

SECTION 5.4  Redemption Orders Irrevocable.  A Redemption Order delivered by a Shareholder shall be irrevocable unless otherwise agreed by the Sponsor.
SECTION 5.5  Redemptions Paid in Cash.
(a)   All redemptions shall be paid in cash to the redeeming Shareholder based on the Bitcoin Holdings of the Shares submitted for redemption, determined as of the Redemption Date, less a $250 redemption fee charged by the Administrator.
(b)   Subject to the occurrence or continuation of a Suspension Event, the Trust shall use commercially reasonable efforts to pay amounts relating to the final redemption of Shares within five (5) Business Days after the applicable Redemption Date; provided that if a Suspension Event occurs, the Trust shall make such payment as soon as practicable thereafter. The applicable redemption amount to which a redeeming Shareholder will be entitled shall be the Bitcoin Holdings of the Shares submitted for redemption, determined as of the Redemption Date, less a $250 redemption fee charged by the Administrator.
ARTICLE VI

SUSPENSION EVENTS
SECTION 6.1  Suspension Events.  The Trust may temporarily suspend the Shareholders right to redeem Shares, the payment of redemption proceeds or the determination of Bitcoin Holdings in the case of the occurrence of any of the following events until such time as the event has passed (each, a “Suspension Event”):
(a)   when a redemption would, in the opinion of counsel, result in a violation of the securities laws of the United States (including but not limited to Regulation M, Rule 13e-3 of the Exchange Act and Rule 13e-4 of the Exchange Act) or any other applicable laws or the rules of any national securities exchange, self-regulatory organization or regulatory agency applicable to the Trust, the Sponsor or its respective affiliates;
(b)   any exchange, dealer market, quotation system or other market on which a significant portion of the Trust's assets are regularly traded or quoted is closed (otherwise than for weekends or holidays) or trading thereon is generally suspended or limited;
(c)   the Bitcoin Network experiences delays or is suspended in a manner that affects the ability of the Trust to buy, sell or deliver bitcoin to a third party;
(d)   the Sponsor has determined in good faith that the disposition of any asset of the Trust, or other transaction involving the sale, transfer or delivery of the Trust's assets is not reasonably practicable without being detrimental to the Trust or the interest of the remaining Shareholders;
(e)   any breakdown in the means of communication or publication normally employed in determining the Trust's Bitcoin Holdings or the Bitcoin Holdings per Share has occurred and is continuing, or the prices or values of the Trust's assets cannot reasonably be promptly and accurately ascertained for any reason;

(f)   any event has occurred and is continuing which may cause the dissolution of the Trust;
(g)   the Sponsor has otherwise determined, in good faith, with respect to the Trust or the Shares of the redeeming or remaining Shareholders, respectively, that the redemption by any Shareholder of its Shares (whether in whole or in part) would have a material adverse effect on the Trust or the Shares of the redeeming or remaining Shareholders, respectively, including, without limitation, the risk of potential re-classification of the Trust for U.S. federal income tax purposes; or
(h)   any event constituting force majeure (including without limitation pandemic or riot) which, in the good faith determination of the Sponsor, makes determination of the Bitcoin Holdings or redemption impossible or impracticable; provided that any determination of the Bitcoin Holdings or redemption so suspended shall be reinstated or processed as soon the force majeure event has resolved.
ARTICLE VII

THE TRUST
SECTION 7.1  Management of the Trust.  Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Sponsor is hereby granted the exclusive authority, and shall initially appoint the Administrator, the Transfer Agent, the Bitcoin Custodian, the Cash Custodian and the other Service Providers, to manage the Trust in accordance with their respective governing agreements. The Sponsor shall have the exclusive authority to direct the Service Providers in the performance of their respective obligations under this Agreement and their respective governing agreements. Without limiting the foregoing, the Sponsor shall have the authority to execute and deliver this Agreement and to enter into and perform such contracts and other undertakings on behalf of the Trust and any amendment thereto, as the Sponsor may deem necessary or advisable, and the Trust is hereby authorized and shall have the power and authority to enter into such agreements and perform its obligations thereunder.
SECTION 7.2  Authority of Sponsor.  In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement or the Delaware Trust Statute, the Sponsor shall have, and may exercise on behalf of the Trust (including, without limitation, delegating any such powers and rights to the Service Providers in accordance with their respective governing agreements), all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes of the Trust, which powers and rights shall include, without limitation, the following:
(a)   to enter into, execute, accept, and deliver, on behalf of the Trust, contracts, agreements and any or all other documents and instruments incidental to the Trust’s purposes, including, but not limited to, the Service Provider Agreements and other contracts with service providers to provide various services;

(b)   to establish, maintain, deposit into and/or otherwise draw upon, accounts on behalf of the Trust with appropriate custodial, banking, savings or other institutions;
(c)   to deposit, withdraw, pay, retain and distribute the Trust Estate or any portion thereof in any manner consistent with the provisions of this Agreement;
(d)   to supervise the preparation and filing of Registration Statements and any prospectus contained therein and any supplements and amendments thereto and to execute such Registration Statements on behalf of the Trust;
(e)   to pay or authorize the payment of distributions to the Shareholders and pay or authorize the payment of the expenses of the Trust;
(f)   to prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be traded on a national exchange or traded over-the-counter and reported on a quotation system and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such trading;
(g)   to delegate those of its duties hereunder as it shall determine from time to time to one or more service providers, and add any additional service providers, if needed and as applicable;
(h)   to appoint any members of the Sponsor as authorized signatories of the Trust with the power to execute contracts on behalf of and in the name of the Trust;
(i)   to determine to use a reference rate other than the CME CF BRR if the CME CF BRR is no longer calculated or available;
(j)   to develop a distribution plan on behalf of the Trust on an initial and ongoing basis;
(k)   to facilitate registration of the Shares in book-entry form to be held in the name of Cede & Co. at the facilities of DTC;
(l)   to instruct the Transfer Agent in connection with the issuance and cancellation of Shares;
(m)   to instruct the Bitcoin Custodian and/or third party broker or dealer in connection with the purchase and sale of bitcoin on behalf of the Trust;
(n)   to perform such other services as the Sponsor believes that the Trust may from time to time require; and
(o)   in general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any objective or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes, objects or powers.

In the event that on or prior to the date of this Agreement, any actions have been taken or documents executed by the Sponsor pursuant to the aforementioned powers and rights (including on behalf of the Trust), such actions or documents are hereby ratified.  For the avoidance of doubt, in respect of any such action or document, all rights, protections, immunities and indemnities granted to the Sponsor pursuant to this Agreement shall be applicable to the Sponsor as of the date of any such action or document.
The foregoing clauses of Section 7.2 shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.
Notwithstanding anything contained in this Agreement to the contrary, the Sponsor shall be entitled to delegate its obligations under this Agreement and applicable law to the Service Providers and shall not be liable for the actions of any such Service Providers.
SECTION 7.3  General Prohibitions. The Trust shall not:
(a)   receive any property other than cash in U.S. dollars upon the issuance of Shares;
(b)   hold any property other than bitcoin and U.S. dollars;
(c)   redeem Shares other than (i) as provided in Article V or (ii) upon the dissolution of the Trust;
(d)   create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Trust Estate, except liens expressly contemplated by this Agreement or the Service Provider Agreements, and liens for taxes not delinquent or being contested in good faith and by appropriate proceedings;
(e)   commingle the Trust Estate with the assets of any other Person other than as expressly contemplated by the agreements governing the duties and obligations of the Service Providers; or
(f)   cause the Trust to take any action that would result in the Trust being treated as an association taxable as a corporation for U.S. federal income tax purposes.
SECTION 7.4  Liability of Covered Persons.  A Covered Person shall have no liability to the Trust or any Shareholder or other Person for any action or omission taken or omitted to be taken by such Covered Person in good faith or for errors in judgment by such Covered Person, except to the extent such action or omission taken or omitted to be taken or such error in judgment constitutes willful misconduct, bad faith or gross negligence in the performance of such Covered Person’s duties. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the investment, capital or profits of any Shareholder or assignee thereof, it being expressly agreed that any such return of investment, capital or profits made pursuant to this Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any service provider or delegate.

SECTION 7.5  Certain Duties.
(a)   To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating to the Trust, the Shareholders or any other Person, the Sponsor acting under this Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Agreement subject to the standard of care described in Section 7.4 herein. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto and the Shareholders to replace such other duties and liabilities of the Sponsor.
(b)   The Sponsor allocates its resources among different clients and potential future business ventures to which the Sponsor may owe fiduciary duties. Additionally, the professional staff of the Sponsor also services other Affiliates of the Sponsor and its respective clients. It is agreed and understood that (i) the Sponsor and its professional staff shall not be required to devote its or their respective time or resources exclusively to the management of the business and affairs of the Trust and may engage in other business interests and activities similar to or in addition to those relating to the activities to be performed for the Trust and (ii) the officers of the Sponsor may buy or sell bitcoin for their own personal trading accounts (subject to certain internal trading policies and procedures) at the same time that they are managing the account of the Trust. In the event that the Sponsor, its partners, employees, associates and Affiliates or any of them now or hereafter carry on activities competitive with those of the Trust or buy, sell or trade in assets and portfolio securities of the Trust or of other investment funds, none of them shall be under any liability to the Trust or to the Shareholders for so acting. Every Shareholder, by virtue of having purchased or acquired a Share, shall be deemed to have consented to such conflicts of interest.
(c)   Unless otherwise expressly provided herein:
(i)   whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, any Shareholder or any other Person, on the other hand; or
(ii)   whenever this Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(d)   The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder shall have any rights or obligations by virtue of this Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any Affiliate of the Trust or the Shareholders.
(e)   To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.
SECTION 7.6  Indemnification of the Sponsor.
(a)   The Sponsor shall be indemnified by the Trust and held harmless against any losses, judgments, liabilities, claims, suits, penalties, taxes, costs, amounts paid in settlement of any claims sustained by it and expenses incurred by it arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Sponsor in furtherance of the administration of the Trust, including, without, limitation, any costs and expenses incurred by the Sponsor in defending itself against any claim or liability in its capacity as Sponsor (each, a “Loss”); provided that (i) such Loss was not the direct result of gross negligence, bad faith or willful misconduct on the part of the Sponsor, as determined by a final judgment of a court of competent jurisdiction, and (ii) any such indemnification will be recoverable only from the Trust Estate. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under the Bankruptcy Code by or against the Sponsor. Any amounts payable to the Sponsor under this Section 7.6 may be payable in advance. As security for any amounts owing to the Sponsor under this Section 7.6, the Sponsor shall have a lien against the Trust property. The obligations of the Trust to indemnify the Sponsor under this Section 7.6 shall survive the termination of this Agreement.

(b)   Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder and a court of competent jurisdiction specifically approves such advance; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section 7.6.
(c)   The term “Sponsor” as used only in this Section 7.6 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Agreement.
(d)   In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any Loss as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to the activities of the Trust, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless and reimburse the Trust for all such Losses incurred, including attorneys’ and accountants’ fees.
SECTION 7.7  Business of Shareholders.  Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity that is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if adverse to the interests of the Trust, shall not be deemed wrongful or improper.
SECTION 7.8  Voluntary Withdrawal of the Sponsor.  The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon ninety (90) days’ prior written notice to all Shareholders and the Trustee. Following receipt of such notice, Shareholders holding Shares equal to at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its Affiliates) may vote to elect and appoint, effective as of a date on or prior to the withdrawal, a successor Sponsor who shall carry on the business of the Trust.
SECTION 7.9  Officer’s Certificate of Sponsor.  In the event that an opinion of counsel is to be delivered in respect of any matter contemplated by this Agreement, the Sponsor shall be required to deliver an officer’s certificate as to any matters relevant thereto, upon which such counsel shall be entitled to conclusively rely.
SECTION 7.10  Authorization of Prospectus.  Each Shareholder (or any permitted assignee thereof) hereby agrees that the Trust, the Sponsor, the Trustee and each Service Provider are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in or contemplated by a Registration Statement and any prospectus contained therein and any supplements and amendments thereto on behalf of the Trust (and any such execution, delivery or performance that has already been undertaken is hereby ratified) without any further act, approval or vote of the Shareholders, notwithstanding any other provision of this Agreement, the Delaware Trust Statute or any applicable law, rule or regulation.

SECTION 7.11  Litigation.  The Sponsor is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity that it considers necessary or proper to protect the Trust or the interests of the Shareholders. The Sponsor is hereby authorized to satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon out of the Trust’s assets. The legal expenses and costs of any such actions shall be deemed Additional Trust Expenses for which the Sponsor shall be entitled to be reimbursed by the Trust.
SECTION 7.12  Merger or Corporate Reorganization of Sponsor.  To the fullest extent permitted by law, nothing in this Agreement shall be deemed to prevent the merger of the Sponsor with another corporation or other entity, the reorganization of the Sponsor into or with any other corporation or other entity, the transfer of all the capital stock of the Sponsor, the assumption of the rights, duties and liabilities of the Sponsor by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law. The resulting, surviving or transferee entity shall, without any further act, be the successor Sponsor under this Agreement and each of the related documents.  Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of Section 7.8.
ARTICLE VIII

THE SHAREHOLDERS
SECTION 8.1  No Management or Control; Limited Liability.  The Shareholders shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor and the Service Providers subject to, and to the extent expressly set forth in, this Agreement and the other Service Provider Agreements. Except as provided in Section 8.3, no Shareholder shall be personally liable for the expenses, liabilities or obligations of the Trust in excess of his Percentage Interest of the Trust Estate. Except as provided in Section 8.3, each Share owned by a Shareholder shall be fully paid and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in his capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its Percentage Interest of the Trust Estate. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Shareholder shall be a beneficiary of the Trust vested with a fractional undivided beneficial interest in the Trust to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Agreement.
SECTION 8.2  Rights and Duties.  The Shareholders shall have the following rights, powers, privileges, duties and liabilities:
(a)   the Shareholders shall receive the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement;

(b)   Shareholders shall have the right, subject to the occurrence or continuation of a Suspension Event, to demand a redemption of their Shares in accordance with Article V or upon the dissolution and winding up of the Trust and only to the extent of funds available therefor as provided in Section 13.2. In no event shall a Shareholder be entitled to demand or receive property other than cash upon the dissolution and winding up of the Trust. No Shareholder shall have priority over any other Shareholder as to distributions. No Shareholder shall have any right to bring an action for partition against the Trust; and
(c)   the Shareholders holding Shares representing at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its Affiliates) may vote to appoint a successor Sponsor as provided in Section 7.8 or Section 13.1(a)(vi). Except as set forth in this Section 8.2(c), Section 11.1 and Section 13.2, the Shareholders shall have no voting rights with respect to the Trust.
SECTION 8.3  Limitation of Liability.  Except as provided in Section 7.6(d) and as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of Delaware and no Shareholder shall be liable for claims against or debts of the Trust in excess of his Percentage Interest of the Trust Estate, except in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Subscription Agreement. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption of such Shareholder’s Shares unless, under Delaware law, such Shareholder is liable to repay such amount.
SECTION 8.4  Derivative Actions.  In addition to any other requirements of applicable law, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least ten percent (10%) of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.
ARTICLE IX

BOOKS OF ACCOUNT AND REPORTS
SECTION 9.1  Books of Account.  Proper books of account for the Trust shall be kept by the Administrator and shall be audited, as required by law, by independent registered public accountants designated by the Trust, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by the applicable law and regulations. The books of account shall be kept at the principal office of the Administrator and no Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as consented to by the Sponsor. Such books of account shall be kept, and the Trust shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Section 9.7.

SECTION 9.2  Reports.
(a)   At the end of each Business Day, the Sponsor, based on information received from the Administrator, shall post to the Website a report detailing, among other things, the following items: the Bitcoin Price, the Bitcoin Holdings, the Bitcoin Holdings per Share, the GAAP NAV, the GAAP NAV per Share and such other information required to be posted by any appropriate regulatory authority or, if applicable, any Secondary Market.
(b)   The Trust is subject to the informational requirements of the Exchange Act and will file quarterly and annual reports and other information with the SEC. The reports and other information will be made available online at www.sec.gov. The Trust’s reports will also be made available, free of charge, on its website at www.wshares.com.
SECTION 9.3  Tax Matters.
(a)   Although formed under the laws of Delaware, the Trust has elected, pursuant to Section 301.7701-3 of the Treasury Regulations, to be classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation.  As a consequence of such election:
(i)   this Agreement contains certain provisions appropriate to such classification, including, but not limited to, provisions concerning the allocation of income, gain and loss and the establishment and maintenance of capital accounts; and
(ii)   the Shareholders will be treated as partners for U.S. federal income tax purposes.
(b)   Notwithstanding anything to the contrary in this Agreement, with respect to each Fiscal Year (or portion thereof) in which the Trust is classified and treated as a partnership for U.S. federal income tax purposes, a capital account will be maintained for each Shareholder (representing an amount equal to the aggregate Bitcoin Holdings per Share of such Shareholder's Shares, as adjusted on the last day of each Fiscal Year and as adjusted to take account of issues and redemptions of Shares) and all items of income, deduction, gain, loss or credit of the Trust will be allocated to such capital accounts pursuant to the terms of this Agreement, all in accordance with Section 704 of the Code and the Treasury Regulations promulgated thereunder.
(c)   For each Fiscal Year, items of income or credit of the Trust shall be allocated to the Shareholders for U.S. federal income tax purposes in accordance with the allocations of the corresponding items for capital account purposes, except that items with respect to which there is a difference between tax and book bases will be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.
(d)   Notwithstanding anything in Section 9.3(c) to the contrary, in the event that a Shareholder redeems all its shares in the Trust or otherwise ceases to hold shares, dies, dissolves or becomes bankrupt or insane, the Administrator or Sponsor may, in their sole discretion, specially allocate items of income, gain or loss of the Trust to that Shareholder for tax purposes to reduce the amount, if any, by which the amount distributable to that Shareholder upon such Shareholder ceasing to hold Shares exceeds, or is less than, that Shareholder’s tax basis for its Shares.

(e)   Notwithstanding anything in this Agreement to the contrary, in the event that any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of income (including gross income) and gain of the Trust shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate the deficit balance in such Shareholder’s capital account (in excess of (i) the amount such Shareholder is obligated to restore upon liquidation of the Trust or on such Shareholder ceasing to hold Shares and (ii) such Shareholder’s share of the “minimum gain” (as defined in Treasury Regulations Section 1.704-2)) created by such adjustments, allocations or distributions as quickly as possible.  Any special allocations of income and gain pursuant to this Section 9.3(e) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Agreement, so that the net amount of any items so allocated and the income, gain, loss, deduction and all other items allocated to each Shareholder pursuant to this Agreement shall, to the extent possible, equal the net amount that would have been allocated to each such Shareholder pursuant to this Agreement if such special allocations had not been made.  This Section 9.3(e) is intended to comply with the qualified income offset requirement in the Treasury Regulations sections described in this Section 9.3(e) and shall be interpreted consistently therewith.
(f)   For purposes of determining the net investment income or losses and net realized securities gains or losses, or any other such items allocable to any period, net investment income or losses and net realized securities gains or losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Shareholders using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.
(g)   The Shareholders are aware of the income tax consequences of the allocations made by this Section 9.3 and by their acceptance of Shares agree to be bound by the provisions hereof in reporting their allocable distributable shares of income and loss of the Trust for U.S. federal income tax purposes.
SECTION 9.4  Tax Information. The Trust shall use commercially reasonable efforts to deliver appropriate tax information (adequate to enable each Shareholder to complete and file its U.S. federal tax return) to each Shareholder as soon as practicable following the end of each Fiscal Year. If final tax information cannot be distributed by March 15 following the end of the immediately preceding Fiscal Year, estimated tax information shall be distributed no later than March 15. All such information shall be prepared, and all of the Trust’s tax returns shall be filed, in a manner consistent with the treatment of the Trust as a partnership. The Trust’s taxable year shall be the calendar year. The Trust shall comply with all U.S. federal withholding requirements applicable to distributions to, or receipts of amounts on behalf of, Shareholders that the Administrator reasonably believes are applicable under the Code. The consent of Shareholders shall not be required for such withholding.
SECTION 9.5  Calculation of Bitcoin Holdings.

(a)   The Trust’s Bitcoin Holdings shall be calculated by the Administrator on each Business Day and shall be equal to the value of the bitcoin and U.S. dollars held by the Trust, less the expenses and liabilities of the Trust, in each case determined in accordance with Section 9.5(b) below. The Bitcoin Holdings per Share, which shall be calculated by the Administrator on each Business Day, shall be equal to the Trust’s Bitcoin Holdings divided by the number of outstanding Shares.
(b)   On each Business Day at 4:00 p.m., New York time, or as soon thereafter as practicable, the Administrator will calculate and publish the Trust’s Bitcoin Holdings and Bitcoin Holdings per share. To calculate the Trust’s Bitcoin Holdings, the Administrator will:
(i)   determine the Bitcoin Price as of such Business Day;
(ii)   multiply the Bitcoin Price by the aggregate number of bitcoin owned by the Trust as of 4:00 p.m., New York time, on such day;
(iii)   add the amount of U.S. dollars held by the Trust;
(iv)   subtract the U.S. dollar amount of accrued and unpaid Additional Trust Expenses, if any;
(v)   on a Redemption Date, subtract the U.S. dollar value of the Shares redeemed, if any, determined by multiplying the number of Shares redeemed by the Bitcoin Holdings per Share on such Redemption Date (the amount derived from steps (i) through (v) above, the “Sponsor Fee Basis Amount”); and
(vi)   subtract the U.S. dollar amount of the Sponsor’s Fee that accrues for such Business Day, calculated based on the Sponsor Fee Basis Amount for such Business Day.
(c)   In the event that CF Benchmarks Ltd. ceases to publish the CME CF BRR, the Trust will undertake the following steps to calculate the Bitcoin Price:
(i)   First, in the immediate interim period prior to establishing the permanent replacement benchmark, to the extent necessary, the Trust will source bitcoin prices directly from the CME CF BRR Constituent Platforms and closely replicate the daily calculation of the CME CF BRR; and
(ii)   Second, for the permanent replacement benchmark, the Trust will look to determine a successor benchmark that satisfies the properties of high integrity, resilient methodology, and reliable availability. Possible options that the Trust may elect for a permanent replacement benchmark include:
(1)   If the CME bitcoin futures are trading, the successor index or benchmark that the CME futures are cash settling on;
(2)   An industrywide accepted index or benchmark that satisfies the aforementioned properties;

(3)   An index or benchmark offered by the Bitcoin Custodian to price bitcoin; or
(4)   Replicate the CME CF BRR process and calculation through an independent third party calculation agent.
In the event that the CME CF BRR ceases to be published, the Trust shall provide notice of such cessation to all Shareholders (which may be delivered through the facilities of DTC) and shall also provide details of how the Trust will determine the Bitcoin Price thereafter.
(d)   The determinations that the Administrator makes as contemplated by Sections 9.5(a) and (b) above shall be made in good faith upon the basis of, and neither the Sponsor nor the Administrator will be liable for any errors contained in, information reasonably available to it; provided however that the preceding liability exclusion will not protect the Sponsor or the Administrator against any liability resulting from gross negligence, willful misconduct or bad faith in the performance of their respective duties as determined by a final judgment issued by a court of competent jurisdiction.
SECTION 9.6 Calculation of GAAP NAV.
(a)   The Trust's bitcoin is carried, for financial statement purposes, at fair value, as required by GAAP.  The Trust determines the fair value of bitcoin based on the price provided by the Trust’s principal market for bitcoin. The net asset value of the Trust determined on a GAAP basis is referred to as the Trust’s “GAAP NAV.”
(b)   The Trust’s bitcoin trading within the Constituent Platforms forms the basis for determining the Trust’s principal market for valuing bitcoin, following the below steps:
(i)   First, the Trust reviews the current list of the Constituent Platforms comprising the CME CF BRR;
(ii)   Second, the Trust sorts the current Constituent Platforms from high to low by trading volume of bitcoin (USD-BTC) within each of the platforms for the trailing twelve (12) month period; and
(iii)   Third, the Trust selects the Constituent Platform with the highest trading volume as its principal market.
(c)   The Trust shall conduct the determination of the principal market on an annual basis. As of the date of this Agreement, the Trust has currently determined Coinbase to be the initial principal market on which the Trust will base its GAAP NAV determinations.
(d)   The Trust’s GAAP NAV and GAAP NAV per Share shall be calculated daily by the Administrator and shall be used solely for GAAP accounting purposes for the Trust. The daily calculation of the Trust’s GAAP NAV and GAAP NAV per Share shall follow the same methodology as the calculation of the Trust’s Bitcoin Holdings and Bitcoin Holdings per Share pursuant to Section 9.5(b), except that the Bitcoin Price is sourced from the Trust’s principal market for valuing bitcoin instead of the CME CF BRR.

SECTION 9.7  Fiscal Year. The fiscal year of the Trust for financial accounting purposes (the “Fiscal Year”) shall begin on the 1st day of January and end on the 31st day of December of each year. The Fiscal Year in which the Trust shall terminate shall end on the date of such termination. The Sponsor may select an alternate Fiscal Year.
SECTION 9.8  Maintenance of Records.  The Administrator shall maintain for a period of at least seven (7) years, or such longer period as required by applicable law, (a) all books of account required by Section 9.1; (b) a copy of the Certificate of Trust and all certificates of amendment thereto; (c) copies of the Trust’s U.S. federal, state and local income tax returns and reports, if any; (d) a copy of this Agreement, each effective Subscription Agreement, and in each case, any amendments or waivers thereto; and (e) any financial statements of the Trust. The Administrator may keep and maintain the books and records of the Trust in paper, magnetic, electronic or other format as the Administrator may determine in its sole discretion, provided that the Administrator shall use reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 9.8 and the rules and regulations of the SEC or any applicable exchange or quotation system with respect to the maintenance of records, the records shall be maintained pursuant to the rules and regulations of the SEC or any applicable exchange or quotation system.
ARTICLE X

FEES AND EXPENSES
SECTION 10.1  Sponsor’s Fee.  The Trust shall pay to the Sponsor a fee (the “Sponsor’s Fee”), payable in U.S. dollars, which shall accrue daily at an annual rate of 90 basis points (0.90%) of the Sponsor Fee Basis Amount as of 4:00 p.m., New York time, on each day; provided that for a day that is not a Business Day, the calculation shall be based on the Sponsor Fee Basis Amount from the most recent Business Day, reduced by the accrued and unpaid Sponsor’s Fee for such most recent Business Day and for each day after such most recent Business Day and prior to the relevant calculation date. The Sponsor’s Fee shall be payable to the Sponsor monthly in arrears from amounts on deposit in the Cash Account maintained by the Cash Custodian. The Sponsor, from time to time, may waive all or a portion of the Sponsor’s Fee in its sole discretion.
SECTION 10.2  Sponsor-paid Expenses.  The following ordinary and recurring fees of the Trust will be paid by the Administrator out of the Sponsor’s Fee: (i) the Administrator Fee, (ii) the Bitcoin Custodian Fee, (iii) the Cash Custodian Fee, (iv) the Transfer Agent Fee, (v) the Trustee Fee, and (vi) the Partnership Representative Fee (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”).
SECTION 10.3 Additional Trust Expenses. The Trust will be responsible for certain other fees and expenses that are not contractually assumed by the Sponsor as Sponsor-paid Expenses including, but not limited to: (i) fees in connection with the purchase and sale of the Trust’s bitcoin (including any commission and exchange fees), (ii) expenses incurred in connection with an offering of Shares of the Trust, including but not limited to fees to the underwriters, placement agents or distributors and fees of the Escrow Agent, (iii) license fees, taxes and governmental charges, (iv) the Trust's regulatory fees and expenses (including any filings, applications or licenses and any registration fees or FINRA filing fees), (v) the Trust's audit fees (including any fees and expenses associated with tax preparation), (vi) marketing and advertising expenses, (vii) printing and mailing costs, (viii) costs of maintaining the Trust's website, (ix) fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market, (x) expenses and costs of any extraordinary services performed by the Sponsor (or any other Service Provider) on behalf of the Trust, (xi) indemnification obligations of the Trust to the Sponsor, any Service Provider or any counterparties of the Trust, (xii) the Sponsor’s legal fees in connection with the establishment of the Trust and the offering of the Shares and (xiii) the Trust’s legal fees to the extent they exceed $100,000 in any given fiscal year (collectively, “Additional Trust Expenses”).  The Sponsor may, in its sole discretion and without obligation, pay certain Additional Trust Expenses on behalf of the Trust.

SECTION 10.4  Payment of Fees and Expenses.  If at any time there is an insufficient amount of cash in the Cash Account, the Sponsor will instruct the sale of an appropriate amount of the Trust's bitcoin and deposit, or cause to be deposited, the net sales proceeds into the Cash Account.
ARTICLE XI

AMENDMENT OF TRUST AGREEMENT; MEETINGS
SECTION 11.1  Amendments to the Trust Agreement.
(a)   Except as specifically provided herein, the Sponsor, without the Trustee or Shareholder consent, may amend or otherwise supplement this Agreement by making an amendment, an agreement supplemental hereto, or an amended and restated declaration of trust and trust agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by the Sponsor; provided that (i) no such amendment may be made if it would adversely affect the status of the Trust as a partnership for U.S. federal income tax purposes, (ii) any amendment that affects the duties, liabilities, rights or protections of the Trustee shall also require the Trustee’s prior written consent, which it may grant or withhold in its sole discretion, (iii) any amendment that affects the duties, liabilities, rights or protections of the Administrator shall also require the Administrator’s prior written consent, which it may grant or withhold in its sole discretion, and (iv) any amendment that appoints a new sponsor (upon the withdrawal or the adjudication or admission of bankruptcy or insolvency of the Sponsor) or makes any material change to the Trust’s basic investment policies shall also require the consent of Shareholders owning at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its Affiliates).
(b)   Without limitation of the foregoing, the Sponsor may, without the approval of the Shareholders, amend the provisions of this Agreement if the Trust is advised at any time by the Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust’s status as a partnership will be respected for U.S. federal income tax purposes.
(c)   For all purposes of this Section 11.1, a Shareholder shall be deemed to consent to a modification or amendment of this Agreement if the Sponsor has notified such Shareholder in writing of the proposed modification or amendment and the Shareholder has not, within twenty (20) calendar days of such notice, notified the Sponsor in writing that the Shareholder objects to such modification or amendment. Notwithstanding anything to the contrary herein, notice pursuant to this Section 11.1 may be given by the Sponsor to the Shareholder by email, through DTC’s electronic notification system or via other electronic transmission and shall be deemed given upon delivery without requirement of confirmation.

(d)   Upon amendment of this Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Trust Statute, to reflect such change. At the expense of the Trust, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed in writing by the Sponsor.
(e)   To the fullest extent permitted by law, no provision of this Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section 11.1.
SECTION 11.2  Meetings of the Trust.  The Trust will not have regular Shareholder meetings. Meetings of the Shareholders may be called by the Sponsor. If a meeting is so called, the Sponsor shall provide written notice to all Shareholders thereof which shall provide basic details about the meeting such as the time, venue and purpose of the meeting.
SECTION 11.3  Action Without a Meeting.  Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 14.5. The vote or consent of each Shareholder so solicited shall not be deemed to have been cast or granted as requested in the notice of solicitation, unless the Shareholder expresses objection or consent by written notice delivered in the manner provided in Section 14.5 or as otherwise set forth in such solicitation and which is actually received by the Trust. The Covered Persons dealing with the Trust shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this Section 11.3 and shall be fully indemnified by the Trust in so doing.
ARTICLE XII

TERM
SECTION 12.1  Term.  The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the provisions of Article XIII or as otherwise provided by law.
ARTICLE XIII

TERMINATION
SECTION 13.1  Events Requiring Dissolution of the Trust.
(a)   The Trust shall dissolve if any of the following events occur:

(i)   a U.S. federal or state regulator requires the Trust to shut down or forces the Trust to liquidate its bitcoin or seizes, impounds or otherwise restricts access to Trust assets;
(ii)   the Trust is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder, and the Sponsor has made the determination that dissolution of the Trust is advisable;
(iii)   the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services business, providers of prepaid or stored value or similar entities, or virtual currency businesses, and the Sponsor has made the determination that dissolution of the Trust is advisable;
(iv)   any ongoing event exists that either prevents the Trust from making or makes impractical the Trust's reasonable efforts to make a fair determination of the Bitcoin Price;
(v)   any ongoing event exists that either prevents the Trust from converting, or makes impractical the Trust's reasonable efforts to convert bitcoin to U.S. dollars;
(vi)   upon the withdrawal or the adjudication or admission of bankruptcy or insolvency of the Sponsor unless within ninety (90) days of such event, Shareholders holding at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its affiliates) agree in writing to continue the Trust and to select, effective as of the date of such event, one or more successor sponsors;
(vii)   the Trust becomes insolvent or bankrupt;
(viii)   all of the Trust’s assets are sold; or
(ix)   the Sponsor determines that the size of the assets of the Trust in relation to the expenses of the Trust make it unreasonable or imprudent to continue the Trust;
(x)   the SEC determines that the Trust is an investment company required to be registered under the Investment Company Act, and the Sponsor has made the determination that dissolution of the Trust is advisable;
(xi)   the CFTC determines that the Trust is a commodity pool under the CEA, and the Sponsor has made the determination that dissolution of the Trust is advisable;
(xii)   sixty (60) days have elapsed since DTC or another depository has ceased to act as depository with respect to the Shares, and the Sponsor has not identified another depository that is willing to act in such capacity;

(xiii)   the Sponsor elects to terminate the Trust after the Trustee, the Administrator, the Bitcoin Custodian or the Cash Custodian (or any successor trustee, administrator or custodian) resigns or otherwise ceases to be the trustee, administrator or custodian of the Trust, as applicable, and no replacement trustee, administrator and/or custodian acceptable to the Sponsor is engaged, and accordingly the Sponsor has made the determination that dissolution of the Trust is advisable; or
(xiv)   the Sponsor, in its sole discretion, determines for any other reason to dissolve the Trust.
(b)   The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (as long as such Shareholder is not the sole Shareholder of the Trust) shall not result in the termination of the Trust, and such Shareholder, his estate, custodian or personal representative shall have no right to withdraw or value such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the Trust Estate and any right to an audit or examination of the books of the Trust.
SECTION 13.2  Distributions on Dissolution. If the Trust is to be liquidated, the Trust will be liquidated under the Sponsor’s direction (or in the event there is no Sponsor or the Sponsor is adjudicated bankrupt or insolvent, such person as the Shareholders holding at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its Affiliates) may propose and approve (the “Liquidating Trustee”)). Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust.  In accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up and the Sponsor or the Liquidating Trustee, as applicable, on behalf of the Trust, will cause any bitcoin then held by the Trust to be liquidated in an orderly fashion. The proceeds therefrom, together with any other amounts held by or on behalf of the Trust, will be applied and distributed in the following order of priority: (a) first, to the expenses of liquidation and termination, to amounts due to creditors, including without limitation the Sponsor and the Service Providers, to the extent otherwise permitted by law, and to any applicable taxes, other governmental charges and contingent or future liabilities of the Trust as the Sponsor or Liquidating Trustee, as applicable, shall determine, in each case, in satisfaction of liabilities of the Trust other than liabilities for distributions to Shareholders in respect of the Shares and (b) second, to the Shareholders pro rata in accordance with their respective Percentage Interests. Upon the dissolution of the Trust, the Sponsor or the Liquidating Trustee, as applicable, shall take full charge of the Trust Estate.
SECTION 13.3  Termination; Certificate of Cancellation. Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate, and the Trustee shall, at the written direction of the Sponsor or the Liquidating Trustee, as applicable, and at the expense of the Trust, execute and cause to be filed a certificate of cancellation of the Certificate of Trust in accordance with the Delaware Trust Statute. Notwithstanding anything to the contrary contained in this Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.

ARTICLE XIV

MISCELLANEOUS
SECTION 14.1  Governing Law. The validity and construction of this Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall be governed by applicable federal and state securities laws; provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Administrator, any other Service Provider, the Shareholders or this Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts that relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Agreement. Sections 3540 and 3561 of Title 12 of the Delaware Trust Statute shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Sections 1.5 and 1.6, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Sections 1.5 and 1.6, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.
SECTION 14.2  Provisions In Conflict With Law or Regulations.
(a)   The provisions of this Agreement are severable, and if any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act or other applicable U.S. federal or state laws or the rules and regulations of the SEC or any applicable exchange or quotation system, the Conflicting Provisions shall be deemed never to have constituted a part of this Agreement, even without any amendment of this Agreement pursuant to this Agreement; provided, however, that such conflict shall not affect or impair any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to a determination that any such conflict exists. Neither the Sponsor nor the Trustee shall be liable for making or failing to make such a determination.

(b)   If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.
SECTION 14.3  Merger and Consolidation. Subject to the provisions of Section 1.5, the Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for shares in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, subject to the provisions of Section 1.5, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i), (ii) and (iii) above without any vote or other action of the Shareholders.
SECTION 14.4  Construction. In this Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. In this Agreement, unless otherwise indicated in context, all references to Articles or Sections refer to an Article or Section of this Agreement. The titles and headings of various Articles and Sections herein are inserted for convenience of reference only and shall not affect the meaning, construction or effect of this Agreement.
SECTION 14.5  Notices. All notices or communications under this Agreement shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier, and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing or specified below, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be.
All notices or other communications under this Agreement that are required to be provided to the following parties shall be sent to:
(i)  if to the Trustee:
Delaware Trust Company
Attention: Corporate Trust Administration
251 Little Falls Drive
Wilmington, DE 19808
(ii)  if to the Trust:
wShares Bitcoin Fund
c/o Wilshire Phoenix Funds LLC
2 Park Avenue, 20th Floor
New York, New York 10016

(iii) if to the Sponsor:
Wilshire Phoenix Funds LLC
2 Park Avenue, 20th Floor
New York, New York 10016
SECTION 14.6  Counterparts; Electronic Transmission. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. This Agreement, any documents to be delivered pursuant to this Agreement, and any notices hereunder may be transmitted between the parties by email and/or facsimile to an email address or facsimile number at which the recipient has consented to receive the same. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.
SECTION 14.7  Binding Nature of Trust Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.
SECTION 14.8  No Legal Title to Trust Estate. The Shareholders shall not have legal title to any part of the Trust Estate.
SECTION 14.9  Creditors. No creditors of any Shareholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.
SECTION 14.10  Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, whether written or oral.
SECTION 14.11  Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to the Sponsor.

[ signature page follows ]

IN WITNESS WHEREOF, the undersigned have duly executed this Fourth Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Assistant Vice President

WILSHIRE PHOENIX FUNDS LLC, not in its individual capacity but solely as Sponsor of the Trust

By:	/s/ William Cai
Name: William Cai
Title: Partner

EXHIBIT A

CERTIFICATE OF TRUST
OF
BITCOIN COMMODITY TRUST
THIS Certificate of Trust of Bitcoin Commodity Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
1.	Name. The name of the statutory trust formed by this Certificate of Trust is Bitcoin Commodity Trust.
2.
Delaware Trustee.  The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington DE 19808, Attention: Corporate Trust Administration.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.
DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice Present

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.	Name of Statutory Trust: Bitcoin Commodity Trust.
2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: The name of the Trust is hereby changed to “wShares Bitcoin Commodity Trust”.
3.	This Certificate of Amendments shall be effective April 14, 2021.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of April, 2021 A.D.

By:	Alan R. Halpern, Vice President
Trustee

Name:	Delaware Trust Company
Type or Print

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.	Name of Statutory Trust: wShares Bitcoin Commodity Trust.
2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: The name of the Trust is hereby changed to “wShares Bitcoin Fund”.
3.	This Certificate of Amendments shall be effective February 4, 2022.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 4th day of February, 2022 A.D.
By:	Alan R. Halpern, Vice President
Trustee

Name:	Delaware Trust Company, not in its individual capacity but solely as Trustee
Type or Print